EXHIBIT 10.1

September 14, 2005

Mr. Fred Lash

Hooper Holmes, Inc.

170 Mt. Airy Road

Basking Ridge, NJ 07920

Dear Fred:

This letter will confirm our recent conversation and supersedes the letter from Quentin J. Kennedy, Chairman of the Audit Committee, dated August 17, 2005 and countersigned by you.

Hooper Holmes, Inc. (“the Company”) is desirous of you making your services available, at reasonable times, from September 15, 2005 through the end of the year. In consideration of you making yourself available, the Company will pay you the sum of $60,000, less lawful withholdings, within ten (10) days following September 15, 2005.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Benjamin A. Currier
Benjamin A. Currier
Interim Chief Executive Officer & Chairman of the Board

Agreed:

/s/ Fred Lash
Fred Lash